Exhibit 99.1

For Release: May 7, 2009	Contact:	Wesley B. Wampler
Director, Investor Relations
Phone: 540-949-3447
wamplerwes@ntelos.com

NTELOS Holdings Corp. Announces Frank Berry to Succeed

Dave Maccarelli as Wireline President upon his Retirement

Appoints Dave Keller as Senior Vice President –

Wireline Sales and Customer Care

WAYNESBORO, VA –May 7, 2009 – NTELOS Holdings Corp. (NASDAQ: NTLS), a leading provider of wireless and wireline communications services (branded as NTELOS) in Virginia and West Virginia, announced today that David R. Maccarelli, Executive Vice President, President – Wireline, has notified the Company that he will be retiring on June 30, 2009.

The Company announced the promotion of Frank L. Berry, age 44, to succeed Mr. Maccarelli as Executive Vice President, President – Wireline, effective July 1, 2009. Mr. Berry has been an officer of the Company since 1998 and is currently Vice President – Wireline Engineering and Operations. Prior to joining the Company he was employed by AT&T from 1992 to 1998.

The Company also announced the promotion of David J. Keller, age 43, to Senior Vice President – Wireline Sales and Customer Care, effective July 1, 2009. Mr. Keller has been an officer of the Company since 2000 and is currently Vice President – Wireline Sales and Customer Care. Previously he worked at AEP Communications (1997-2000) and Sprint (1987-1997).

James S. Quarforth, Chief Executive Officer, commented, “Dave Maccarelli has managed our wireline operations for over 15 years and has been instrumental in developing our highly successful competitive wireline business and introducing our leading edge IPTV video services, as well as managing our ILEC operations. With their substantial telecommunications experience and their having worked as a team with Dave for many years, Frank Berry and Dave Keller are well-prepared to build on our wireline achievements.”

###

About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, IPTV–based video services and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.